CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
HCIA Inc.

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. As discussed in Notes 2 and 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".



/s/ KPMG Peat Marwick LLP

Baltimore, MD
November 14, 1996